Exhibit 10.1

FAR EAST WIND POWER CORP.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), is made and entered into as of June 24, 2010 (the “Effective Date”), by and between Far East Wind Power Corp., a Nevada corporation located at 11811 N. Tatum Blvd., Suite 3031, Phoenix, Arizona 85028 (the “Company”), and J Crane & Company Limited, located at 47 Third Street, Cambridge, Massachusetts 02141 (the “Consultant”).  The Company desires to retain Consultant as an independent contractor to perform such services, on terms set forth more fully below.  In consideration of the mutual promises contained herein, the parties agree as follows:

1.           SERVICES AND COMPENSATION

(a)         Services. Consultant shall serve as the Company’s Chief Financial Officer and shall perform the customary duties and responsibilities implied by such position including, without limitation, the duties and responsibilities set forth in Exhibit A hereto (the “Services”). In such capacities Consultant shall report directly to the Chief Executive Officer of the Company, or, in the absence of a Chief Executive Officer, the Board of Directors of the Company (the “Board”). Consultant’s position, duties, and responsibilities can be modified as reasonably required to suit the specific requirements and needs of the Company. Consultant shall perform the Services for the Company in a professional and diligent fashion. Consultant agrees that James Crane (the “Principal”) shall exclusively perform the Services on behalf of Consultant pursuant to this Agreement and failure to do so shall be deemed a material breach of this Agreement subject to termination of this Agreement by the Company pursuant to Section 8(d) hereof.

(b)         Compensation.

(i)           Initial Fee.  On the Effective Date, the Company shall pay to Consultant a fee of 68,000 Chinese Renminbi (the “Initial Fee”), as payment for Consultant (i) modifying and refining the Company’s financial forecast and other related models and (ii) preparing an initial presentation in Microsoft Powerpoint format.

(ii)         Monthly Fee.  The Company shall pay Consultant a monthly fee (the “Monthly Fee”) of 68,000 Chinese Renminbi which shall be increased as follows:

(A) the Monthly Fee shall be increased to 81,600 Chinese Renminbi if and when the value of the Company’s total wind turbine and related assets classified as property, plant and equipment on the Company’s balance sheet (“Balance Sheet”) filed as part of the Company’s quarterly and annual financial statements in accordance with the Securities Exchange Act of 1934, as amended (the “Operating Assets”), exceeds $50,000,000;

(B) the Monthly Fee shall be increased to 102,000 Chinese Renminbi if and when the value of the Operating Assets exceeds $100,000,000;

(C)  as determined by the Board or the Company’s compensation committee if and when the value of the Operating Assets exceeds $200,000,000, provided, that the Monthly Fee shall not be less than $102,000 Chinese Renminbi.

The Monthly Fees shall accrue each month and shall be paid to Consultant at such time as the Company completes a capital raise in any form as of or subsequent to the Effective Date whereby the Company receives gross proceeds in excess of $250,000 (the “Financing”).  No interest will apply to any portion of the accrued Monthly Fees.  For any month following the completion of the Financing the Company shall pay Consultant the Monthly Fee on the first day of each month.

(c)         Stock Awards.

(i)           Initial Stock Award. Subject to approval by the Board, on the Effective Date the Company will grant to Consultant 250,000 shares of the Company’s common stock (the “Initial Stock Award”). The Initial Stock Award shall be subject to vesting at the rate of one sixth (1/6) of the shares per month commencing on the Effective Date, subject to Consultant continuing to be a service provider to the Company pursuant to this Agreement on such dates. The vesting schedule of the Initial Stock Award shall be subject to acceleration as described in Sections 1(c)(iv) and 8(e)(i)(B) of this Agreement.

(ii)         Second Stock Award.  Subject to approval by the Board, on the Effective Date the Company will grant to Consultant 400,000 shares of the Company’s common stock (the “Second Stock Award”).  The Second Stock Award shall be subject to vesting at the rate of 1/36 of the shares per month commencing on the Effective Date, subject to Consultant continuing to be a service provider to the Company pursuant to this Agreement on such dates.  The vesting schedule of the Second Stock Award shall be subject to acceleration as described in Sections 1(c)(iv) and 8(e)(i)(B) of this Agreement.

(iii)       Third Stock Award.  Subject to approval by the Board, upon successful listing by the Company on a stock exchange, the Company will grant to Consultant 150,000 shares of the Company’s common stock (the “Third Stock Award”).  The grant of the Third Stock Award is subject to Sections 1(c)(iv) and 8(e)(i)(C) of this Agreement.

(iv)      Acceleration of Rights upon Change of Control. If at any time during the term of this Agreement there is a Change of Control (as defined below), then (A) all of the then unvested shares subject to the Initial Stock Award and the Second Stock Award shall become vested and any repurchase right on behalf of the Company shall lapse as to such shares immediately prior to the closing of such Change of Control and (B) Consultant shall be entitled to receive all of the shares subject to the Third Award immediately prior to the closing of such Change of Control. For purposes of this Agreement “Change of Control” shall mean (i) any acquisition of the Company in any transaction or series or related transactions by means of merger, consolidation, reorganization, stock acquisition or otherwise in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by an acquiring entity or its subsidiary whose assets or revenues are larger than the Company’s assets on its Balance Sheet or revenues, respectively, and that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company (other than a merger effected primarily for the purpose of changing the domicile of the Company); (ii) a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) a liquidation, dissolution or winding up of the Company. Notwithstanding the prior sentence, the sale of the Company’s securities in a bona fide equity financing transaction shall not be deemed a Change of Control.

(d)         Anti-dilution.  In the event the Company shall issue Additional Shares of Common Stock (as defined below) that would result in Consultant’s Holdings representing less than one percent (1%) of the Company’s outstanding common stock and Common Stock Equivalents, then the Company shall issue to Consultant, on a quarterly basis as set forth below, without any additional consideration from Consultant and subject to the same acceleration and vesting provisions as set forth in this Agreement, the number of shares of common stock such that Consultant’s Holdings shall represent one percent (1%) of the outstanding shares of common stock and Common Stock Equivalents outstanding after the issuance of the Additional Shares of Common Stock.  “Consultant’s Holdings” shall mean the total number of shares of common stock received by Consultant as stock compensation from the Company, without regard to (i) any open market purchases of the Company’s common stock by Consultant, (ii) the Third Stock Award, and (iii) any sales by Consultant of any shares of stock received as compensation from the Company.

(e)         “Additional Shares of Common Stock” shall mean any shares of common stock issued subsequent to the Effective Date by the Company or Common Stock Equivalents deemed issued subsequent to the Effective Date by the Company (as set forth below), other than shares of common stock or Common Stock Equivalents issued or issuable:

(i)          pursuant to stock splits, stock dividends, recapitalizations or the like;

(ii)         to employees, directors, consultants or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board or an authorized committee thereof;

(iii)       to financial institutions, lessors or other lenders in connection with loans, commercial credit arrangements, equipment financing, commercial property lease transactions, or similar transactions with primarily non-equity financing purposes;

(iv)       in connection with mergers, acquisitions or similar transactions approved by the Board of Directors; or

(v)        in strategic partnership transactions or similar transactions with primarily non-equity financing purposes.

(f)         “Common Stock Equivalents” means any debt or preferred stock instruments of the Company which are convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

In the event the Company shall issue any Common Stock Equivalents then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of common stock issuable upon the conversion or exchange of such Common Stock Equivalents, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(i)           no further adjustments in the number of shares of common stock held by Consultant shall be made upon the subsequent issue of common stock or Common Stock Equivalents upon the conversion or exchange of such Common Stock Equivalents;

(ii)         if such Common Stock Equivalents by their terms provide, with the passage of time or otherwise, for any decrease or increase in the number of shares of common stock issuable, upon the conversion or exchange thereof, the number of shares of common stock held by Consultant and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects Common Stock Equivalents or rights of conversion or exchange under such Common Stock Equivalents;

(iii)        upon the expiration of Common Stock Equivalents which shall not have been converted or exchanged into common stock, the number of shares of common stock held by Consultant, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only Additional Shares of Common Stock issued were the shares of common stock, if any, actually issued upon the conversion or exchange of such Common Stock Equivalents.  In the case of any recomputation under this subsection, Consultant shall reassign to the Company the number of shares of common stock equal to the difference between (x) the number of shares issued to Consultant pursuant to Section 1(d) and (y) the number of shares of common stock that would have been issued as result of the adjustment pursuant to this Section 1(f)(iii).

(g)         Review of Consultant’s Stock Holdings.  The Company will review Consultant’s right to receive any additional shares of the Company’s common stock pursuant to this Section on a quarterly basis.  Any additional shares of common stock to be issued to Consultant pursuant to this Section will be issued by the Company, subject to approval by the Board, as soon as practical after the end of the applicable quarter.

(h)         Termination of Anti-Dilution Rights.  The right to receive additional shares of the Company’s common stock pursuant to Section 1(d) shall terminate upon the earlier of (i) the Company reporting within an SEC filing on Form 10-Q or 10-K at least $50,000,000 in revenue in accordance with the Generally Accepted Accounting Principles in the United States of America (“GAAP”) or (ii) the Company reporting within an SEC filing on Form 10-Q or 10-K at least $100,000,000 in assets on its Balance Sheet in accordance with GAAP.

(i)         Expenses. The Company will pay or reimburse Consultant for all necessary out-of-pocket transportation, hotel, and other expenses reasonably incurred by Consultant in the conduct of the business of the Company upon submission of such itemized vouchers, receipts or other documentation with respect to any such expenses as shall be reasonably requested by the Company, and, in any event, in accordance with the guidelines of the Company, if any, published from time to time. In the event Consultant incurs or plans to incur expenses in excess of $5,000 individually or in the aggregate in any calendar month, Consultant shall obtain the prior written approval from the Company.  All international travel expenses to be incurred by Consultant originating in Beijing, China, will be advanced by the Company to Consultant seven (7) days before Consultant departs Beijing, China.  The Company will pay Consultant on the first day of each month a monthly stipend of $450 for international call reimbursements.

2.           PROPRIETARY INFORMATION; CONFIDENTIALITY

(a)           “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and development, product plans, products, services, customers, customer lists, suppliers, manufacturers, government contacts, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, in addition to financial, accounting, statistical, marketing and personnel information of the Company and/or its customers or other third-parties or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

(b)           Consultant while performing the Services, will be exposed to and handling the Company’s Confidential Information.  Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party.  Consultant agrees that the restrictions in this Section 2 shall also apply to Confidential Information conceived, originated, discovered or developed by Consultant during the term of this Agreement.  It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Company’s favor identical to Sections 2, 3 and 8 of this Agreement. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the contents of this Agreement.

(c)           Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(d)           Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e)           Return of Property.  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, reproductions of any aforementioned items developed by Consultant pursuant in the performance of the Services to the Company, or Confidential Information that Consultant may have in Consultant’s possession or control.

(f)           Consultant Information.  Consultant represents and warrants to the Company that information provided by Consultant in connection with this Agreement and any supplemental information provided to the Company is complete, true and materially correct in all respects.   Consultant has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Consultant to the Company.  Consultant shall immediately notify the Company in writing of any change in the accuracy or completeness of all such information.

(g)           Other Agreements.  Consultant represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant has not and shall not: (i) disclose or use in the course of the Services to the Company, any proprietary or trade-secret information belonging to another; or (ii) enter into any oral or written agreement in conflict with this Agreement.

3.           OWNERSHIP

(a)           Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by Consultant, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder (collectively, “Inventions”), are the sole property of the Company. In addition, any Inventions which are related in any manner to the business of the Company constitute copyrightable subject matter shall be considered "works made for hire" as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to the business of the Company. Attached as Exhibit B hereto is a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by Consultant prior to the date of this Agreement, which belong to Consultant, and which are not assigned to the Company (“Prior Inventions”). Consultant represents and warrants that no patent applications relating to Inventions or Prior Inventions are pending under his name and no Inventions or designs provided to the Company have been used by prior customers of Consultant or patented by such customers.

(b)           Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)           Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Invention relating to the business of the Company developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

(d)           Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.           UNFAIR COMPETITION; NON-SOLICITATION

(a)           Unfair Competition.  During the term of this Agreement, Consultant has a duty of loyalty and a fiduciary responsibility to the Company. Consultant shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is directly competitive to the current operations of the Company or the currently contemplated future operations of the Company.   The obligation of Consultant not to compete with the Company shall not prohibit Consultant from owning or purchasing not more than a five percent (5%) beneficial interest in any securities that are regularly traded on a recognized stock exchange or on the over-the-counter market subject to relevant federal and state securities laws.  To the fullest extent permitted by law, upon the termination of this Agreement for any reason, Consultant shall not use any of the Confidential Information to directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business, wherever located, that is in direct competition with the business of the Company. Should any portion of this Section be deemed unenforceable because of the scope, duration or territory encompassed by the undertakings of the Consultant hereunder, and only in such event, then the Consultant and the Company consent and agree to such limitation on scope, duration or territory as may be finally adjudicated as enforceable by a court of competent jurisdiction after the exhaustion of all appeals.

(b)           Non-Solicitation of Customers.  While providing Services to the Company, Consultant shall not divert or attempt to divert (by solicitation or other means), whether directly or indirectly, the Company’s customers for the purpose of inducing or encouraging them to sever their relationship with the Company or to solicit them in connection with any product or service competing with those products and services offered and sold by the Company.  Also, to the fullest extent permissible under applicable law, following termination of this Agreement for any reason, Consultant agrees not use any of the Confidential Information to directly or indirectly divert or attempt to divert (by solicitation or other means) the Company’s customers for the purpose of inducing or encouraging them to sever their relationship with the Company or to solicit them in connection with any product or service competing with those products and services offered and sold by the Company.

(c)           Non-Solicitation of Employees.  To the fullest extent permissible under applicable law, Consultant agrees that both during the period of this Agreement and for a period of two (2) years following termination of this Agreement, Consultant shall not take any action to induce employees or independent contractors of the Company to sever their relationship with the Company and accept an employment or an independent contractor relationship with any other business.   However, this obligation will not affect any responsibility Consultant may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(d)           Non-Disparagement.  Upon termination of this Agreement, Consultant agrees to not make any disparaging remarks about the Company, or any officers, directors, employees, executive or independent contractors of or to any of the foregoing.

5.           TRADE SECRETS.  Consultant shall not disclose to any others, or take or use for Consultant’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of the Company’s trade secrets, including without limitation, Confidential Information, customer lists, wind farm operators, government contacts, applications, software or intellectual property of the Company.  Consultant agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in Company’s possession and (ii) trade secrets conceived, originated, discovered or developed by Consultant during the term of this Agreement relating to the affairs of the Company.

6.           REPORTS.  Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

7.           CONFLICTING OBLIGATIONS.  Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

8.           TERM AND TERMINATION

(a)           This Agreement will commence on the Effective Date and will continue for three (3) years from the Effective Date or until termination as provided below.

(b)           Either party hereto may terminate this Agreement upon thirty (30) days prior written notice to the other party.

(c)           Consultant may terminate this Agreement for material breach by the Company which is not cured after fourteen (14) days written notice to the Company.

(d)           Notwithstanding anything herein to the contrary, the Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services, the Principal does not exclusively perform the Services on behalf of Consultant, or is in breach of any material provision of this Agreement.

(e)           Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)           that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all undisputed amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1, provided that if the Company terminates this Agreement for any reason other than for Cause (as defined below) thirty (30) days after the Effective Date:

(A)            Consultant shall continue to receive the Monthly Fees for a period of three (3) months based on the Monthly Fee paid to Consultant for the last month prior to termination,

(B)            a number of shares equal to twenty-five percent (25%) of the then unvested shares subject to the First Stock Award and the Second Stock Award shall become vested and any repurchase right on behalf of the Company shall lapse as to such shares, and

(C)            in the event Consultant is terminated within twelve (12) months of the effective date of an application by the Company to list its common stock on a stock exchange, subject to Board approval, the Company will grant Consultant a number of shares of the Company’s common stock equal to the product of 1/24 of the Third Stock Award and the number of full months from the date of Consultant’s termination and the effective date of the application; provided, however, if the listing occurs after twenty-four (24) months from the date of Consultant’s termination pursuant to this paragraph, Consultant will no longer be eligible to receive any of the Third Stock Award.

(ii)           Consultant’s entitlement to receive the payments and benefits described in Sections 8(e)(i)(A), 8(e)(i)(B) and 8(e)(i)(C) above is conditioned upon and subject to Consultant’s execution of a full general release, releasing all claims, known or unknown, that Consultant may have against the Company arising out of or any way related to the relationship between the Company and Consultant or termination of Consultant.

(iii)           As used herein, the term “Cause” shall mean (i) Consultant’s engagement in any acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to performance of the Services; (ii) material breach by Consultant of any term of this Agreement or any other agreement between Consultant and the Company; (iii) Consultant’s conviction for fraud, embezzlement or a felony or crime of moral turpitude; (iv) Consultant’s failure to perform the Services due to the Principal’s mental or physical disability; (v) Consultants’ willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries or affiliates; (vi) performance of the Services by someone other than the Principal; or (vii) the Principal’s death.

(iv)            Sections 2, 3, 4, 5, 8 and 12 shall survive termination of this Agreement.

9.           ASSIGNMENT.  Neither this Agreement nor any right hereunder or interest herein may be assigned, delegated or transferred by Consultant without the express written consent of the Company.

10.           INDEPENDENT CONTRACTOR.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement, and shall incur all expenses associated with performance, except as provided herein. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company to pay in withholding taxes or similar items.

11.           EQUITABLE RELIEF.  Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, and 5 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2, 3, 4, or 5, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

12.           GOVERNING LAW; JURISDICTION; ARBITRATION.  This Agreement shall be governed and construed and enforced in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflict of law rules thereof; provided, however, that the interpretation and enforcement of the arbitration provision set forth in this Section shall be governed by the Federal Arbitration Act.  Any dispute or controversy between the Company and Consultant, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by binding arbitration in New York City, New York administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect by a single arbitrator. Both the Company and Consultant shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration.  This arbitration requirement does not apply to claims for any provisional or injunctive relief remedies as set forth in any New York statute or law.  The parties irrevocably agree to submit to the jurisdiction of the federal and state courts within the County of New York, New York for any injunctive relief and in connection with any suit arising out of the confirmation or enforcement of any award rendered by the arbitrator, and waive any defense based on forum non convenience or improper venue with respect thereto.

No remedy conferred in this Agreement upon Consultant or the Company is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF CONSULTANT’S RELATIONSHIP WITH THE COMPANY.

13.           TAX ADVICE.  Consultant acknowledges that Consultant has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the terms and conditions of this Agreement.  Consultant assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with this Agreement.

14.           REPRESENTATION.  The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has directly participated in the negotiation and preparation of this Agreement; (b) has read the Agreement and has had the opportunity to discuss it with counsel of its own choosing; (c) it is fully aware of the contents and legal affect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

15.           ENTIRE AGREEMENT AND AMENDMENTS.  This Agreement is the entire agreement of the parties and supersedes any prior or contemporaneous agreements whether oral or written between them with respect to the subject matter hereof. This Agreement may be changed only if agreed to in writing by both parties.

16.           COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

17.           SEVERABILITY.  If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

18.           WAIVER. The waiver of any term or condition contained in this Agreement by any party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

[Signatures on following page]

IN WITNESSETH WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

FAR EAST WIND POWER CORP.

By:

Name: Han Xiaoping

Title: President and Chief Executive Officer

CONSULTANT:

J CRANE & COMPANY LIMITED

By:

Name:

Title:

EXHIBIT A

SERVICES

1)	Ensure that filings with the United States Securities and Exchange Commission (“SEC”) are timely filed, complete and accurate;
2)	Represent the Company for any registration statements filed with the SEC, SEC inquiries or investigations;
3)
Function as the Company’s primary representative with individual and institutional investors, be available for conference calls, on-site meetings, roadshows in the United States of America or Asia, and potentially elsewhere;

4)
Develop, maintain and update all financial forecasts and models related to the Company’s operations and be able to explain and support all assumptions included within the financial forecasts and models;

5)
Provide all translation services as deemed necessary for the Company to operate in China unless and until the Company’s total revenues or assets as reported in an SEC filing on Form 10-Q or 10-K exceed $50,000,000;

6)	Provide additional accounting staff as needed, subject to additional compensation payable directly to the accounting staff or through an entity controlled by Consultant;
7)	Maintain all financial records, and have all records available for delivery to investors, the Board or others as needed;
8)	Coordinate all financial presentations as requested for Board meetings, shareholder meetings; and
9)	As necessary and by order of the Board, manage all communications and activities with the Company’s securities attorneys, auditors, stock transfer agent and investor relations firm.

EXHIBIT A

EXHIBIT B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒    No inventions or improvements

☐    Additional Sheets Attached

Signature of Consultant:

Print Name of Consultant:

Date: June 24, 2010

Acknowledged and agreed:

FAR EAST WIND POWER CORP.

By:

Name: Han Xiaoping

Title: President and Chief Executive Officer

Date: June 24, 2010

Exhibit B